Exhibit 99.1

iBio Expands COVID-19 Vaccine Collaboration to Include the Infectious Disease Research Institute

- The Nonprofit Will Help Lead Pre-Clinical Development and Clinical Trial Oversight -

NEW YORK / April 9, 2020 / (GLOBE NEWSWIRE) / iBio, Inc. (NYSE AMERICAN:IBIO) (“iBio” or the “Company”), a biologics contract manufacturing organization and biotechnology innovator, today announced the signing of two Master Services Agreements (the MSAs”) and a Memorandum of Understanding (the “MoU”) with the Infectious Disease Research Institute (“IDRI”) in support of iBio’s SARS-CoV-2 Virus-Like Particle (“VLP”) vaccine development.

Under the MSAs, IDRI will support pre-clinical development and provide clinical trial oversight, while iBio will provide process development and manufacturing services to IDRI, as needed. Additionally, the MoU calls for iBio and IDRI to establish a separate, additional agreement within the next 60 days if the Company opts to include one of IDRI’s novel adjuvants in the COVID-19 vaccine development program (“IBIO-200”). The MSAs and the MoU integrate IDRI into iBio’s collaboration with the Texas A&M University System to create a strong partnership that brings deep experience and advanced technologies and capabilities to the task of moving IBIO-200 into the clinic.

“We are delighted to have IDRI contribute its deep understanding of infectious diseases and vaccine development expertise to the team,” said Tom Isett, Co-Chairman & Chief Executive Officer of iBio. “We are also looking forward to evaluating the novel adjuvants in IDRI’s portfolio that may deliver even greater immunostimulatory effects. A more potent antigen-adjuvant combination would further increase our projected manufacturing capacity for production of a vaccine for COVID-19 disease.”

“We are excited to be a partner in the development of IBIO-200,” said Corey Casper, M.D., MPH, Chief Executive Officer of the IDRI and Clinical Professor of Medicine and Global Health at the University of Washington. “Combining iBio’s VLP antigen with an IDRI adjuvant provides for promising safety and efficacy characteristics, and importantly, the ready ability to scale-up manufacturing to help meet the projected global demand for a suitable vaccine.”

About iBio, Inc.

iBio is a global leader in plant-based biologics manufacturing. Its FastPharming System™ combines vertical farming, automated hydroponics, and glycan engineering technologies to rapidly deliver gram quantities of high-quality monoclonal antibodies, vaccines, bioinks and other proteins. The Company’s subsidiary, iBio CDMO LLC, provides FastPharming Contract Development and Manufacturing Services via its 130,000 square foot facility in Bryan, Texas. Originally built in 2010 with funding from the U.S. Defense Advanced Research Projects Agency (DARPA), iBio’s FastPharming Facility was part of the “Blue Angel” initiative to establish factories capable of rapid delivery of medical countermeasures in response to a disease pandemic. iBio’s FastGlycaneering Development Service™ includes an array of new glycosylation technologies for engineering high-performance recombinant proteins. Additionally, iBio is developing proprietary products which include IBIO-100 for the treatment of fibrotic diseases and IBIO-200, a COVID-19 vaccine. For more information, visit www.ibioinc.com.

About the Infectious Disease Research Institute

As a nonprofit global health organization, IDRI (Infectious Disease Research Institute) takes a comprehensive approach to combat infectious diseases, combining the high-quality science of a research organization with the product development capabilities of a biotech company to create vaccines and therapeutics. IDRI combines passion for improving human health with the understanding that it is not just what our scientists know about disease, but what we do to change its course that will have the greatest impact. Founded in 1993, IDRI has 55 employees headquartered in Seattle with more than 100 partners/collaborators around the world. For more information, visit www.idri.org.

About The Texas A&M University System

TAMUS is one of the largest systems of higher education in the nation with a budget of $6.3 billion. The System is a statewide network of 11 universities; a comprehensive health science center; eight state agencies, including the Texas Division of Emergency Management; and the RELLIS Campus. The Texas A&M System educates more than 151,000 students and makes more than 22 million additional educational contacts through service and outreach programs each year. System-wide, research and development expenditures exceeded $1 billion in FY 2019 and helped drive the state’s economy.

FORWARD-LOOKING STATEMENTS

STATEMENTS INCLUDED IN THIS NEWS RELEASE RELATED TO IBIO, INC. MAY CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES SUCH AS COMPETITIVE FACTORS, TECHNOLOGICAL DEVELOPMENT, MARKET DEMAND, AND THE COMPANY'S ABILITY TO OBTAIN NEW CONTRACTS AND ACCURATELY ESTIMATE NET REVENUES DUE TO VARIABILITY IN SIZE, SCOPE, AND DURATION OF PROJECTS. FURTHER INFORMATION ON POTENTIAL RISK FACTORS THAT COULD AFFECT THE COMPANY'S FINANCIAL RESULTS CAN BE FOUND IN THE COMPANY'S REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

Contacts:

Stephen Kilmer

iBio, Inc.

Investor Relations

(646) 274-3580

skilmer@ibioinc.com

The Fearey Group

Public Relations for IDRI

IDRI@feareygroup.com